Exhibit 5.1
[LETTERHEAD OF VENABLE LLP]
December 8, 2008
Cogdell Spencer Inc.
4401 Barclay Downs Drive
Suite 300
Charlotte, North Carolina 28209
     Re:   Registration Statement on Form S-3 (File No. 333-139706)
Ladies and Gentlemen:
     We have served as Maryland counsel to Cogdell Spencer Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 6,271,854 shares (the “Shares”) of its common stock, $.01 par value per share (the “Common Stock”), consisting of (a) 1,721,481 Shares (the “Formation Transactions Shares”) issued directly to various parties in a series of transactions intended to reorganize the Company, facilitate the Company’s initial public offering, refinance the Company’s indebtedness and allow the owners of the Company’s predecessor and certain affiliated companies to exchange their existing membership interests for cash and equity securities of the Company and Cogdell Spencer L.P., a Delaware limited partnership (the “OP”), and (b) 4,550,373 Shares (the “OP Shares”) issuable upon exchange of limited partnership interests (the “OP Units”) of the OP, which are exchangeable, under certain circumstances, into shares of Common Stock, on a one-for-one basis, covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares may be sold by the selling stockholders named in the Registration Statement (collectively, the “Selling Stockholders”) and are being registered on behalf of the Selling Stockholders pursuant to contractual registration rights.
     In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
     1. The Registration Statement and the related form of prospectus included therein;
     2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
     3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Cogdell Spencer Inc.
December 8, 2008

     4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
     5. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to the registration and issuance of the Shares, certified as of the date hereof by an officer of the Company;
     6. The First Amended and Restated Agreement of Limited Partnership of the OP, dated as of November 1, 2005, as amended as of March 10, 2008 (the “Partnership Agreement”);
     7. A certificate executed by an officer of the Company, dated as of the date hereof; and
     8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
     In expressing the opinion set forth below, we have assumed the following:
     1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
     2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
     3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
     4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Cogdell Spencer Inc.
December 8, 2008

     5. The Formation Transactions Shares have not been issued or transferred in violation of any restriction or limitation contained in Article VI (Restriction on Transfer and Ownership) of the Charter. The OP Shares will not be issued or transferred in violation of any restriction or limitation contained in Article VI (Restriction on Transfer and Ownership) of the Charter.
     6. Upon any issuance of the OP Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.
     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
     1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
     2. The Formation Transactions Shares have been duly authorized and validly issued and are fully paid and nonassessable.
     3. The issuance of the OP Shares has been duly authorized and, when and if issued upon redemption of OP Units in accordance with the Resolutions and the Partnership Agreement, the OP Shares will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
     The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
     This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,

/s/ Venable LLP